Exhibit 35.8

ANNUAL COMPLIANCE STATEMENT

For the period of June 13, 2019 through December 31, 2019 (“Reporting Period”)

J.P. Morgan Chase Commercial Mortgage Securities Trust 2019-OSB,

Commercial Mortgage Pass-Through Certificates, Series 2019-OSB (the “Trust”)

Situs Holdings, LLC, as Special Servicer, (a “Certifying Servicer”) is responsible for assessing compliance as of December 31, 2019 for the Reporting Period with the applicable servicing criteria specified in Paragraph (d) of Item 1122 of the U.S. Securities and Exchange Commission’s Regulation AB (the “Relevant Servicing Criteria”).

The Special Servicer has assessed its compliance with the Relevant Servicing Criteria for the Reporting Period and has concluded that the Special Servicer has complied, in all material respects, with the Relevant Servicing Criteria as of December 31, 2019 and for the Reporting Period with respect to the Platform taken as a whole.

As Executive Managing Director of Situs Holdings, LLC, I certify that:

A.A review of the Special Servicer’s activities during the preceding calendar year and of Special Servicer’s performance under the Trust and Servicing Agreement has been made under my supervision; and

B.To the best of my knowledge, based on such review, the Certifying Servicer has fulfilled all of its obligations under the Trust and Servicing Agreement in all material respects during the Reporting Period.

Date:  February 20, 2020

SITUS HOLDINGS, LLC,

as Special Servicer

By:	/s/ George Wisniewski
	Name:	George Wisniewski
	Title:	Executive Managing Director